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                                                                     Exhibit 3.3


                             ARTICLES OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                               HEALTHWATCH, INC.

     I, the undersigned, as President of HealthWatch, Inc., a Minnesota corporation, do hereby certify that, pursuant to actions taken at the Corporation's Annual Meeting of Shareholders held on December 5, 1989, by the affirmative vote of a majority of the holders of the outstanding shares of common stock of the Corporation present and entitled to vote, the shareholders of the Corporation have resolved to amend the Articles of Incorporation, in accordance with the following resolutions:

     RESOLVED, that Article III of the Articles of Incorporation be amended in its entirety to read as follows:

                                  ARTICLE III

                    The total number of shares of all classes of, stock that the corporation shall be authorized, to issue is one hundred ten million (110,000,000) (i) ten shares, divided into the following; million (10,000,000) shares of Preferred Stock, of the par value of $.01 per share; and (ii) one hundred million (100,000,000) shares of Common
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          Stock, of the par value of $.01 per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations an or denial of the voting rights of the shares of such classes of stock are as follows:

                              A. Preferred Stock

                    1. Issuance in Series. The Preferred Stock may be divided
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          into and issued in one or more series. The Board of Directors is hereby vented with authority from time to time to establish and designate such series and, within the limitations prescribed by law or set forth herein, to fix and determine the relative rights and preferences of the shares of any series so established but all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series: (a) the rate of dividend; (b) the price at and the terms and conditions an which shares may be redeemed; (c) the amount payable upon shares in the event of involuntary liquidation;
          (d) the amount payable upon shares in the event of voluntary liquidation; (e) sinking fund provisions, if any,.for the redemption or purchase of shares; (f) the terms and conditions an which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (g) voting rights. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

                    2. Dividends. The holders of each series of Preferred Stock
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          at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment
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          thereof, dividends at the rate theretofore fixed by the Board of
          Directors for such series of Preferred Stock.

                    3. Preferred Dividends Cumulative. Dividends an all
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          Preferred Stock, regardless of series, shall be cumulative. No dividend shall be declared on any series of Preferred Stock for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Stock then outstanding. No dividend shall be declared an any series of Preferred Stock unless a dividend for the same period shall be declared at the same time upon all Preferred Stock outstanding at the time of such declaration in like proportion to the divided rate then declared. No dividend shall be declared or paid on the Common Stock unless full dividends on all Preferred Stock then outstanding for all past dividend periods and for the current dividend period shall have been declared and the corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

                    4. Preferences in Liquidation.  In the event of any
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          dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board of Directors establishing the respective series of Preferred Stock that might then be outstanding together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions. After such payment to such holders of Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro rata among the holders of the Common Stock. A consolidation, merger or reorganization of the corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the corporation shall not be considered a dissolution, liquidation or winding up of the corporation within the meaning of these provisions.

                    5. Redemption. The whole or any part of the outstanding
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          Preferred Stock or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the corporation, subject to and in accordance with such terms and conditions as shall be set forth in the resolutions of the Board of Directors establishing the respective series of Preferred Stock. The holders of the particular shares of the Preferred Stock so to be redeemed shall be entitled to receive, at the time of redemption of such shares, the redemption price fixed for ouch shares in the resolution or resolutions of the Board of Directors establishing the particular series of which such shares are a part together with a sum equal to the amount of all accumulated and unpaid dividends thereon to the date fixed for redemption at the dividend rate fixed for such shares in the aforesaid resolution or resolutions.

                                B. Common Stock

                    1. Dividends. Subject to all the rights of the Preferred
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          Stock or any series thereof and on the conditions set forth in Part A of this Article III or in any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock shall be entitled to receive,

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          when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends, payable in cash, stock or otherwise.

                    2. Voting Rights. Each holder of Common Stock shall be
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          entitled to one vote for each share held.

                    3. Issuance. The shares of Common Stock may be issued from
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          time to time at the option and discretion of the Board of Directors of the corporation for such consideration as may be fixed from time to time by the Board of Directors in compliance with the Minnesota Business Corporation Act, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed full paid stock and the holder of such shares shall not be liable for any further payment thereon.

                    4. Miscellaneous. Each and every share of Common Stock shall
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          be equal and without preference or without classification as between such shares of stock, and none of such shares of stock shall, in the hands of any person whomsoever, be liable, or render such person liable, to pay any assessment or any obligation or payment an account of the debts or obligations of the corporation.

     FURTHER RESOLVED, that Sanford L. Schwartz, the President of this corporation, be, and hereby is, authorized and directed to make and execute Articles of Amendment embracing the foregoing resolution and to cause such Articles of Amendment to be filed and recorded in the manner required by law.

     I further certify that the foregoing amendment has been adopted pursuant to Chapter 302A, Minnesota Statutes.

     IN WITNESS WHEREOF, I have hereunto subscribed my name this 5th day of December 1989.


                                           /s/ Sanford L. Schwartz
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                                           Sanford L. Schwartz
                                           President


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